Exhibit 99.1

Final:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER 2014 RESULTS

~ Company Introduces Q4 FY14 Guidance ~

~ Company Announces Organizational Restructuring Reducing $9M-$10M in Expense ~

New York, New York — December 3, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 512 retail stores, today announced results for the third quarter ended November 1, 2014.

Third Quarter Fiscal Year 2014 Results:

•                  Net sales were $210.3 million, as compared to $217.6 million for the third quarter ended November 2, 2013.

•                  Comparable store sales decreased 3.4%, as compared to an increase of 3.0% for the third quarter of fiscal year 2013.

•                  Gross profit as a percentage of net sales decreased 80 basis points versus the prior year period. The decrease in gross profit reflects improvements in product cost offset by increased promotional activity, higher freight costs and a deleverage of fixed store occupancy costs on lower net sales.

As previously disclosed, during the third quarter of fiscal year 2014, the Company incurred $2.8 million of non-recurring charges which included $1.0 million of duplicative rent expense related to the relocation of the Company’s corporate headquarters, $0.8 million of certain severance and recruiting expenses, and $1.0 million of consulting expenses associated with a cost savings program initiated during the quarter, which is discussed further in the “Outlook” section of this press release. This resulted in $2.8 million of expenses being charged to selling, general and administrative expenses, increasing operating loss and net loss for the third quarter of fiscal year 2014.  All “non-GAAP” figures referred to in this press release exclude this impact. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

•                  Selling, general and administrative expenses on a GAAP basis increased by approximately $2.6 million, as compared to the prior year period.  On a non-GAAP basis, selling, general and administrative expenses were essentially flat to the year-ago period.

•                  GAAP operating loss was $9.5 million. On a non-GAAP basis, adjusted operating loss was $6.7 million, as compared to the prior year’s third quarter GAAP operating loss of $3.1 million.

•                  GAAP net loss for the third quarter of fiscal year 2014 was $9.7 million, or a loss of $0.15 per diluted share.  On a non-GAAP basis, the Company’s adjusted net loss was $6.9 million, or a loss of $0.11 per diluted share.  This compares to the prior year’s GAAP net loss of $3.4 million, or a loss of $0.05 per diluted share.

•                  Total quarter-end inventory increased 1.4%, as compared to the end of last year’s third quarter, reflecting slightly higher levels of in-store inventory, partially offset by lower levels of in-transit inventory.

•                  Capital spending for the third quarter of fiscal year 2014 was $10.3 million, as compared to $5.6 million in last year’s third quarter, primarily reflecting the remodeling of six New York & Company stores and the opening of six new stores, including five Outlet stores, in addition to the relocation and build-out of the corporate headquarters.

•                  The Company opened six new stores and closed three stores, ending with 512 stores, including 62 Outlet stores, and 2.6 million selling square feet in operation.

•                  The Company ended the quarter with $57.7 million of cash and no outstanding borrowings under its revolving credit facility, as compared to $37.4 million in cash at the end of last year’s third quarter.

Gregory Scott, New York & Company’s CEO, stated:  Our third quarter operating loss was ahead of our revised guidance; nonetheless we are disappointed to not meet our original expectations reflecting a soft performance in our wear-to-work category, and the impact of product delays and increased costs related to the labor issues at the West Coast ports.  There were several positives in the quarter that reinforce our belief that we are implementing the right strategies to increase sales productivity and long term profitability. We experienced positive traffic and increases in our average unit retail which validate that our brand is strong and our marketing efforts are resonating with consumers. We were also pleased to advance our Omni-channel initiatives in the third quarter and were pleased with the continued strength in our Outlet and eCommerce businesses.”

Mr. Scott continued, “During the quarter, we initiated a comprehensive review of our business processes and organizational structure to identify business improvement strategies and cost saving opportunities.  We expect the implementation of the cost and efficiency initiatives that have been identified will enable us to become a more agile Company with our resources focused on higher growth and higher return areas of our business, thereby positioning us to accelerate our progress toward sustained profitable growth. “

Credit Facility:

As previously announced, during the third quarter of fiscal year 2014 the Company amended its credit facility with Wells Fargo Bank, N.A. on more favorable terms and with secured term loan financing.  The amendments to the existing agreement provide for, but are not limited to: (i) an extension of the term of the revolving credit facility to October 24, 2019; (ii) a reduction of interest rates; and (iii) the reduction of certain fees related to the revolving credit facility.  The borrowing availability under the Company’s revolving credit facility remains unchanged, providing the Company with a $75 million credit facility with a fully committed accordion option that allows the Company to increase the revolving credit facility up to $100 million at its discretion.

In connection with the amended agreement and to assist in the funding of the Company’s long-term relocation and build-out of its new corporate headquarters in New York City, the Company has secured and has drawn down on a $15 million, five-year term loan, bearing interest at the Eurodollar rate plus 4.50%.

For the nine months ended November 1, 2014:

Net sales were $656.0 million, as compared to $668.2 million for the nine months ended November 2, 2013.  Comparable store sales decreased 1.1%, as compared to an increase of 1.0% in the prior year period.  GAAP operating loss was $9.2 million. On a non-GAAP basis, adjusted operating loss was $6.4 million, as compared to a GAAP operating loss of $4.1 million for the nine months ended November 2, 2013.  Net loss was $10.2 million, or a loss of $0.16 per diluted share.  On a non-GAAP basis, adjusted net loss was $7.4 million, or a loss of $0.12 per diluted share. This compares to the prior year’s net loss of $4.5 million, or a loss of $0.07 per diluted share.

Outlook:

During the third quarter of fiscal year 2014, the Company engaged a leading global business advisory firm to assist the Company in analyzing its business processes and organizational structure in an effort to identify cost savings and business improvement strategies. The Company recently initiated an organizational realignment in connection with the business analysis performed. As a result of the organizational changes made, the Company expects to save $9 million to $10 million in annual payroll and related costs with $1.5 million in savings expected to be recognized during the fourth quarter of fiscal year 2014. In connection with this reorganization, the Company expects to record a charge of $2.2 million for severance and related benefits during the fourth quarter of fiscal year 2014.  The business process analysis is ongoing, and the Company plans to provide an update of the progress, overall project timeline, and potential savings when it releases fourth quarter and full year operating results.

Regarding expectations for the fourth quarter of fiscal year 2014, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to be flat to down in the low single-digit percentage versus last year.

•                  Gross margin is expected to be down approximately 200 basis points from the prior year’s rate reflecting improved product costs offset by increased promotional activity, increased freight and shipping costs associated with the implementation of the Company’s contingency plans resulting from the recent port delays and decreased leverage of buying and occupancy expenses.

•                  Selling, general and administrative expenses are expected to be up approximately $7 million from last year reflecting non-recurring charges of approximately $5.9 million, which are comprised of $2.5 million for duplicative rent, $1.2 million in moving expenses associated with the relocation of the Company’s corporate headquarters, and $2.2 million in severance related expenses.

•                  On a non-GAAP basis, excluding the non-recurring charges of $5.9 million, adjusted operating income is expected to be approximately breakeven, as compared to the prior year’s operating income of $7.2 million.

•                  On a non-GAAP basis, excluding the non-recurring charges of $5.9 million, adjusted net income is also expected to be approximately breakeven, as compared to the prior year’s net income of $6.9 million.

Additional Outlook:

•                  The Company expects on-hand inventory at the end of the fourth quarter of fiscal year 2014 to be up by a low-single-digit percentage versus the end of the fourth quarter of last year. In-transit inventories are expected to be up significantly due to the longer lead times associated with the Company’s contingency plans surrounding the ongoing port delays, and due to the acceleration of certain early Spring deliveries.  Total inventory is expected to increase in the double-digit range, primarily resulting from the higher levels of in-transit inventory.

•                  Capital expenditures for the fourth quarter of fiscal year 2014 are projected to be between $14 million and $16 million, as compared to $6.2 million of capital expenditures in the fourth quarter of last year. The increase reflects:

•                  Continued investments in information technology and eCommerce; and

•                  Capital expenditures of approximately $7 million related to the Company’s relocation and build-out of its new corporate headquarters.

•                        Depreciation expense for the fourth quarter of fiscal year 2014 is estimated at $7 million.

•                        The Company expects to close nine existing New York & Company locations during the fourth quarter of fiscal year 2014.

•                        The Company plans to end fiscal year 2014 having opened 12 new stores, including 11 Outlet stores, remodeled 11 existing stores and closed approximately 16 stores, ending the fiscal year with roughly 503 stores, including 62 Outlet stores, and approximately 2.6 million selling square feet.

•                        The Company does not anticipate the need to borrow under its credit facility during the fourth quarter of fiscal year 2014.

Conference Call Information

A conference call to discuss third quarter of fiscal year 2014 results is scheduled for today, Wednesday, December 3, 2014 at 4:30 p.m. Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 481-2877 and reference conference ID number 7872603 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on December 3, 2014 until 11:59 p.m. Eastern Time on December 10, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 7872603.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 512 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended November 1, 2014	% of net sales	Three months ended November 2, 2013	% of net sales
Net sales	$210,314	100.0%	$217,626	100.0%

Cost of goods sold, buying and occupancy costs	153,037	72.8%	156,638	72.0%

Gross profit	57,277	27.2%	60,988	28.0%

Selling, general and administrative expenses	66,751	31.7%	64,107	29.4%

Operating loss	(9,474)	(4.5)%	(3,119)	(1.4)%

Interest expense, net of interest income	112	0.1%	96	0.1%

Loss before income taxes	(9,586)	(4.6)%	(3,215)	(1.5)%

Provision for income taxes	150	—%	219	0.1%

Net loss	$(9,736)	(4.6)%	$(3,434)	(1.6)%

Basic loss per share	$(0.15)		$(0.05)

Diluted loss per share	$(0.15)		$(0.05)

Weighted average shares outstanding:
Basic shares of common stock	62,911		62,491
Diluted shares of common stock	62,911		62,491

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(3.4)%	3.0%
Net sales per average selling square foot (a)	$80	$81
Net sales per average store (b)	$412	$424
Average selling square footage per store (c)	5,155	5,203
Ending store count	512	513

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended November 1, 2014	% of net sales	Nine months ended November 2, 2013	% of net sales
Net sales	$655,973	100.0%	$668,159	100.0%

Cost of goods sold, buying and occupancy costs	474,574	72.3%	480,835	72.0%

Gross profit	181,399	27.7%	187,324	28.0%

Selling, general and administrative expenses	190,632	29.1%	191,469	28.6%

Operating loss	(9,233)	(1.4)%	(4,145)	(0.6)%

Interest expense, net of interest income	281	—%	275	0.1%

Loss before income taxes	(9,514)	(1.4)%	(4,420)	(0.7)%

Provision for income taxes	651	0.1%	129	—%

Net loss	$(10,165)	(1.5)%	$(4,549)	(0.7)%

Basic loss per share	$(0.16)		$(0.07)

Diluted loss per share	$(0.16)		$(0.07)

Weighted average shares outstanding:
Basic shares of common stock	62,789		62,247
Diluted shares of common stock	62,789		62,247

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(1.1)%	1.0%
Net sales per average selling square foot (a)	$249	$248
Net sales per average store (b)	$1,286	$1,295
Average selling square footage per store (c)	5,155	5,203

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	November 1, 2014	February 1, 2014	November 2, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,545	$69,723	$37,378
Restricted cash	2,135	—	—
Accounts receivable	10,018	7,026	10,198
Income taxes receivable	99	99	96
Inventories, net	124,785	83,479	123,100
Prepaid expenses	20,915	21,141	19,781
Other current assets	1,516	1,280	1,477
Total current assets	215,013	182,748	192,030

Property and equipment, net	82,833	83,553	85,249
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,675	6,501	6,729
Other assets	1,510	1,072	1,118
Total assets	$320,910	$288,753	$300,005
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$1,000	$—	$—
Accounts payable	109,566	75,874	97,900
Accrued expenses	41,783	46,880	41,631
Income taxes payable	710	1,075	980
Deferred income taxes	6,675	6,501	6,729
Total current liabilities	159,734	130,330	147,240

Long-term debt, net of current portion	14,000	—	—
Deferred rent	35,953	39,925	41,851
Other liabilities	4,808	5,283	6,304
Total liabilities	214,495	175,538	195,395

Total stockholders’ equity	106,415	113,215	104,610
Total liabilities and stockholders’ equity	$320,910	$288,753	$300,005

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended November 1, 2014	Nine months ended November 2, 2013

Operating activities
Net loss	$(10,165)	$(4,549)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,835	25,047
Loss from impairment charges	911	278
Amortization of deferred financing costs	92	89
Share-based compensation expense	3,210	2,788
Changes in operating assets and liabilities:
Restricted cash	(2,135)	—
Accounts receivable	(2,992)	(1,982)
Income taxes receivable	—	392
Inventories, net	(41,306)	(42,902)
Prepaid expenses	226	1,686
Accounts payable	33,692	23,490
Accrued expenses	(5,097)	(7,416)
Income taxes payable	(365)	(9)
Deferred rent	(3,972)	(6,983)
Other assets and liabilities	(1,207)	(1,379)
Net cash used in operating activities	(8,273)	(11,450)

Investing activities
Capital expenditures	(21,026)	(12,614)
Insurance recoveries	254	—
Net cash used in investing activities	(20,772)	(12,614)

Financing activities
Proceeds from issuance of long-term debt	15,000	—
Payment of financing costs	(188)	—
Proceeds from exercise of stock options	299	509
Shares withheld for payment of employee payroll taxes	(244)	—
Net cash provided by financing activities	14,867	509

Net decrease in cash and cash equivalents	(14,178)	(23,555)
Cash and cash equivalents at beginning of period	69,723	60,933
Cash and cash equivalents at end of period	$55,545	$37,378

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three months and nine months ended November 1, 2014 are indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding $2.8 million of non-recurring charges consisting of duplicative rent expense related to the relocation of the Company’s corporate headquarters, certain severance and recruiting expenses, and consulting fees associated with a cost savings program. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended November 1, 2014
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$66,751	$(9,474)	$(9,736)	$(0.15)
Adjustments affecting comparability
Duplicative rent expense – new BHQ office space	962	962	962
Executive severance expense	732	732	732
Executive recruiting expense	102	102	102
Consulting expense	1,000	1,000	1,000
Total adjustments (1)	2,796	2,796	2,796	0.04
Non-GAAP as adjusted .	$63,955	$(6,678)	$(6,940)	$(0.11)

	Nine months ended November 1, 2014
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$190,632	$(9,233)	$(10,165)	$(0.16)
Adjustments affecting comparability
Duplicative rent expense – new BHQ office space	962	962	962
Executive severance expense	732	732	732
Executive recruiting expense	102	102	102
Consulting expense	1,000	1,000	1,000
Total adjustments (1)	2,796	2,796	2,796	0.04
Non-GAAP as adjusted .	$187,836	$(6,437)	$(7,369)	$(0.12)

(1)  The tax effect of $2.8 million of expenses is offset by a full valuation allowance against deferred tax assets.